UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 20, 2016

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2016, AmTrust Financial Services, Inc. (the “Company”) and its wholly-owned subsidiary AmTrust International Insurance Ltd. (“AIIL”), and National General Re Ltd. (“NG Re Ltd.”), a subsidiary of National General Holdings Corp. (“NGHC”), entered into a restatement agreement (the “Restatement Agreement”) to the $250 million credit agreement dated September 15, 2014 among the Company, as Administrative Agent, ACP Re Ltd. (“ACP Re”), ACP Re Holdings, LLC, as guarantor, and AIIL and NG Re Ltd., as Lenders (the “Credit Agreement”).

The parties to the Restatement Agreement agreed to restate the Credit Agreement as a result of a $200 million contribution (the “Contribution”) by the Michael Karfunkel Family 2005 Trust (the “Trust”) and members of the Michael Karfunkel family to CastlePoint National Insurance Company, as successor by merger to all of its affiliated Tower Group International Ltd. U.S. insurance companies (“CNIC”), which is in conservation under the supervision of the Commissioner of Insurance of the State of California, as conservator (the “Conservator”), pursuant to an order dated July 27, 2016 (the “Conservation Order”) of the Superior Court of California (the “Conservation Court”). The Trust and members of the Michael Karfunkel family made the Contribution in connection with the Conservation Plan developed by the Conservator (the “Conservation Plan”). The parties entered into an Amended and Restated Credit Agreement on September 20, 2016, following approval of the Conservation Plan by the Conservation Court by order dated September 13, 2016, which incorporates the following restated terms:

•	The borrower became ACP Re Holdings, LLC, a Delaware limited liability company owned by the Trust;

•	The Trust will cause ACP Re Holdings, LLC to maintain assets having a value greater than 115% of the value of the then outstanding loan balance, and if there is a shortfall, the Trust will make a contribution to ACP Re Holdings, LLC of assets having a market value of at least the shortfall (the “Maintenance Covenant”);

•	The amounts borrowed are secured by equity interests, cash and cash equivalents, other investments held by ACP Re Holdings, LLC and proceeds of the foregoing in an amount equal to the requirements of the Maintenance Covenant;

•	The maturity date changed from September 15, 2021 to September 20, 2036;

•	Interest on the outstanding principal balance of $250 million is a fixed annual rate of 3.7% (payable in cash, semi-annually in arrears), provided that up to 1.2% thereof may be paid in kind;

•	Commencing on September 20, 2026, and for each year thereafter, two percent of the then outstanding principal balance of the loan (inclusive of any amounts previously paid in kind) is due and payable;

•	At the Lenders’ discretion, ACP Re Holdings, LLC may repay the loan using cash or tradeable stock of an equivalent market value of any publicly traded company on the NYSE, NASDAQ or London stock exchange; and

•	A change of control of greater than 50% and an uncured breach of the Maintenance Covenant are included as events of default.

The description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

Upon the making of the Contribution by the Trust and members of the Michael Karfunkel family pursuant to the Conservation Plan on September 20, 2016, the following agreements terminated: (a) the $250 million Stop Loss Reinsurance Agreement, dated September 15, 2014, among AIIL and NG Re, as reinsurers, and CastlePoint Reinsurance Company, Ltd., a subsidiary of ACP Re, (b) the Stop Loss Retrocession Contract among AIIL, NG Re and ACP Re, and (c) the Commercial Lines Administrative Services Agreement among AmTrust North America, Inc., a subsidiary of the Company, CastlePoint Reinsurance Company, Ltd. and Tower Group’s U.S. insurance companies.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Restatement Agreement, dated July 28, 2016, among the Company as Administrative Agent, ACP Re, Ltd., Tower Group International, Ltd., ACP Re Holdings, LLC, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders.

10.2	Amended and Restated Credit Agreement, dated September 20, 2016, among the Company as Administrative Agent, ACP Re Holdings, LLC, the Michael Karfunkel Family 2005 Trust, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date September 20, 2016

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary